UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                         Catalina Marketing Corporation
    ------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   148867 104
                             -----------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 2  OF 12 |
------------------------                                       -----------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Antaeus Enterprises, Inc.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|
                                                                   (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

                            1,044,794
   NUMBER OF
               -----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER

 BENEFICIALLY

   OWNED BY    -----------------------------------------------------------------
                  7   SOLE DISPOSITIVE POWER
     EACH
                            1,044,794
   REPORTING
               -----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER

     WITH

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,044,794

--------------------------------------------------------------------------------
  10   CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.7%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

             CO

--------------------------------------------------------------------------------

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 3  OF 12 |
------------------------                                       -----------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sarah Beinecke Richardson

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|
                                                                   (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

                            35,026
   NUMBER OF
                ----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER

 BENEFICIALLY         1,264,794  (Mrs. Beinecke Richardson disclaims beneficial
                                 ownership of 1,044,794 shares -- see Item 4)
   OWNED BY     ----------------------------------------------------------------
                  7   SOLE DISPOSITIVE POWER
     EACH
                            35,026
   REPORTING
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER

     WITH             1,264,794 (Mrs. Beinecke Richardson disclaims beneficial
                                ownership of 1,044,794 shares -- see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,299,820

--------------------------------------------------------------------------------
  10   CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 4  OF 12 |
------------------------                                       -----------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Frederick W. Beinecke

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|
                                                                   (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

                            41,339
   NUMBER OF
                ----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER

 BENEFICIALLY         1,044,794 (Mr. Beinecke disclaims beneficial ownership of
                                such shares -- see Item 4)
   OWNED BY     ----------------------------------------------------------------
                  7   SOLE DISPOSITIVE POWER
     EACH
                            41,339
   REPORTING
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER

     WITH             1,044,794 (Mr. Beinecke disclaims beneficial ownership of
                                such shares -- see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,086,133

--------------------------------------------------------------------------------
  10   CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             *

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 5  OF 12 |
------------------------                                       -----------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             John B. Beinecke

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|
                                                                   (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

                            34,401
   NUMBER OF
                ----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER

 BENEFICIALLY         1,044,794 (Mr. Beinecke disclaims beneficial ownership of
                                such shares -- see Item 4)
   OWNED BY     ----------------------------------------------------------------
                  7   SOLE DISPOSITIVE POWER
     EACH
                            34,401
   REPORTING
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER

     WITH             1,044,794 (Mr. Beinecke disclaims beneficial ownership of
                                such shares -- see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,079,195

--------------------------------------------------------------------------------
  10   CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             *

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 6  OF 12 |
------------------------                                       -----------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Frances Beinecke Elston

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|
                                                                   (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER

                            30,769
   NUMBER OF
                ----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER

 BENEFICIALLY         1,044,794 (Mrs. Elston disclaims beneficial ownership of
                                such shares -- see Item 4)
   OWNED BY     ----------------------------------------------------------------
                  7   SOLE DISPOSITIVE POWER
     EACH
                            30,769
   REPORTING
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER

     WITH             1,044,794 (Mrs. Elston disclaims beneficial ownership of
                                such shares -- see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,075,563

--------------------------------------------------------------------------------
  10   CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             *

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.9%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 7  OF 12 |
------------------------                                       -----------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             William S. Beinecke

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|
                                                                   (b)  |X|
--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                  5   SOLE VOTING POWER


   NUMBER OF
                ----------------------------------------------------------------
    SHARES        6   SHARED VOTING POWER

 BENEFICIALLY         1,044,794 (Mr. Beinecke disclaims beneficial ownership of
                                such shares -- see Item 4)
   OWNED BY     ----------------------------------------------------------------
                  7   SOLE DISPOSITIVE POWER
     EACH

   REPORTING
                ----------------------------------------------------------------
    PERSON        8   SHARED DISPOSITIVE POWER

     WITH             1,044,794 (Mr. Beinecke disclaims beneficial ownership of
                                such shares -- see Item 4)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,044,794

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.7%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 8  OF 12 |
------------------------                                       -----------------

            The original Schedule 13G dated February 11, 1993, the first amendment dated February 14, 1994, the second amendment dated February 13, 1995, the third amendment dated February 13, 1996, the fourth amendment dated May 9, 1997 and the fifth amendment dated February 20, 1998 (collectively, together with this sixth amendment, the "Schedule 13G") are hereby amended by deleting
Item 4 in its entirety and inserting in its place Item 4 as set forth below:

Item 4.     OWNERSHIP
            ---------

            Antaeus Enterprises, Inc. ("Antaeus") owns 1,044,794 shares of common stock, par value $.01 per share, of Catalina Marketing Corporation (the "Common Stock") (approximately 5.7% of the outstanding shares of Common Stock), as to which it has sole voting and dispositive power. Frederick W. Beinecke, John B. Beinecke, William S. Beinecke, Frances Beinecke Elston and Sarah Beinecke Richardson may be deemed to be affiliates of Antaeus. Such persons may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock owned by Antaeus. Each of such persons disclaims beneficial ownership of the shares of Common Stock owned by Antaeus.

            Sarah Beinecke Richardson serves as one of three co-trustees of four trusts, which, in the aggregate, own 220,000 shares of Common Stock (approximately 1.2% of the outstanding shares of Common Stock), as to which she has shared voting and dispositive power. Sarah Beinecke Richardson may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,044,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. Sarah Beinecke Richardson owns directly 35,026 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. The aggregate number of shares of Common Stock reported to be beneficially owned by Sarah Beinecke Richardson and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 3 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            Frederick W. Beinecke owns directly 41,339 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. Frederick W. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,044,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frederick W. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 4 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            John B. Beinecke owns directly 34,401 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. John B. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,044,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by John B. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 5 hereof (which number includes all shares of Common Stock referred to in this paragraph).

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 9  OF 12 |
------------------------                                       -----------------

            Frances Beinecke Elston owns directly 30,769 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. Frances Beinecke Elston may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,044,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frances Beinecke Elston, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 6 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            William S. Beinecke does not have sole voting and dispositive power as to any shares of Common Stock. William S. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,044,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by William S. Beinecke, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 7 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            In the aggregate, the persons filing this Schedule 13G (the "Beinecke Group") beneficially own 1,406,329 shares of Common Stock, representing approximately 7.7% of the outstanding shares of Common Stock. Each of the persons filing this Schedule 13G disclaims membership in any group with respect to shares of Common Stock. Percentages of outstanding shares of Common Stock represented by shares of Common Stock beneficially owned by a member of the Beinecke Group set forth herein are computed based on 18,307,176 shares of Common Stock outstanding as of December 31, 1998.



SIGNATURE
---------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 12, 1999


                                          ANTAEUS ENTERPRISES, INC.


                                          By:  /S/ FREDERICK W. BEINECKE
                                              ----------------------------
                                              Name:  Frederick W. Beinecke
                                              Title: President


                                          /S/ FREDERICK W. BEINECKE
                                          --------------------------------
                                          Frederick W. Beinecke

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 10 OF 12 |
------------------------                                       -----------------


                                                             *
                                          --------------------------------
                                          Frances Beinecke Elston


                                                             *
                                          --------------------------------
                                          John B. Beinecke


                                                             *
                                          --------------------------------
                                          Sarah Beinecke Richardson


                                                             *
                                          --------------------------------
                                          William S. Beinecke


                                          *By: /S/ CANDACE K. BEINECKE
                                               ---------------------------
                                               (Candace K. Beinecke,
                                               Attorney-in-fact)

------------------------                                       -----------------
| CUSIP NO. 148867 104 |              13G                      | PAGE 10 OF 12 |
------------------------                                       -----------------


                                INDEX TO EXHIBITS


                                                                            PAGE
                                                                            ----
Exhibit B    Powers of Attorney of Sarah Beinecke Richardson, Frances     Incorporated
             Beinecke Elston, John B. Beinecke and William S. Beinecke    by reference
                                                                          to Exhibit B
                                                                          of original
                                                                          Schedule 13G
                                                                          dated February
                                                                          11, 1993